                                                          EXHIBIT 10K.1


Bank of America                                           Amendment to Documents


                  FOURTH AMENDMENT TO BUSINESS LOAN AGREEMENT


This Fourth Amendment to Business Loan Agreement is entered into as of November 29, 1996, between Bank of America Arizona ("Bank") and Sunquest Information Systems, Inc. ("Borrower 1") and Sunquest Europa Limited ("Borrower 2") (Borrower 1 and Borrower 2 are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower").

                                    RECITALS
                                    --------

A. WHEREAS, Bank and Borrower have entered into that certain Business Loan Agreement dated March 8, 1996, and amended on March 11, 1996, September 30, 1996 and October 30, 1996 (collectively the "Agreement"); and

B. WHEREAS, Borrower and Bank desire to amend certain terms and provisions of said Agreement as more specifically hereinafter set forth.

                                     AGREED
                                     ------

NOW, THEREFORE, in consideration of the foregoing recitals, Bank and Borrower mutually agree to amend said Agreement as follows:

1. In Paragraph 1.2 (Availability Period) of the Agreement, the date "September 30, 1997" is substituted for the date "November 29, 1996".

2. Paragraph 1.5 (Letters of Credit) of the Agreement is amended and restated in its entirety to read as follows:

     1.5  Letters of Credit.  This line of credit may be used for financing:

     (a) commercial letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

     (b) standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date.

     (c) The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Five Million and No/100 Dollars ($ 5,000,000.00).

     The Borrower agrees:
     (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.
          The amount will bear interest and be due as described elsewhere in this Agreement.

     (b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

     (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

     (d) to sign the Bank's form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit.

     (e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

     (f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

3. Paragraph 8.2 (Financial Information) of the Agreement is amended and restated in its entirety to read as follows:

     8.2 Financial Information. To provide the following financial information and statements and such additional information as reasonably requested by the Bank from time to time:

     (a) Within 120 days of the Borrowers' fiscal year end, the Borrowers' annual financial statements, including a compliance certificate. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank, in its reasonable discretion. The statements shall be prepared on a consolidated basis.

     (b) Within 50 days of the period's end, the Borrowers' quarterly financial statements, including a compliance certificate. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

     (c)  Annual one year projections within 150 days of each fiscal year end.

4. Paragraph 8.3 (Quick Ratio) of the Agreement is amended and restated in its entirety to read as follows:

     8.3 Quick Ratio. With respect to the Borrowers, to maintain on a consolidated basis a ratio of quick assets to current liabilities of at least 2.00:1.0, to be measured quarterly.

     "Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

5. Paragraph 8.4 (Tangible Net Worth) of the Agreement is amended and restated in its entirety to read as follows:

     8.4 Tangible Net Worth. With respect to the Borrowers, to maintain on a consolidated basis tangible net worth equal to at least Forty-seven Million and No/100 Dollars ($47,000,000.00) plus 50% of net income after income taxes (without subtracting for losses) earned in each quarterly accounting period commencing after September 30, 1996 less the lesser of Twenty-Five Million and No/100 Dollars ($25,000,000.00) or the amount of any intangibles associated with any permitted acquisitions as defined in paragraph 8.23 (e) below. At no time will the Tangible Net Worth fall below $25,000,000.00.

     "Tangible net worth" means the gross book value of the Borrowers' assets on a consolidated basis (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

6. Paragraph 8.5 (Total Liabilities to Tangible Net Worth Ratio) of the Agreement is amended and restated in its entirety to read as follows:

     8.5 Total Liabilities to Tangible Net Worth Ratio. With respect to the Borrowers, to maintain on a consolidated basis a ratio of Total Liabilities to Tangible Net Worth not exceeding 1.00:1.0, to be measured quarterly.

     "Total Liabilities" means the sum of current liabilities plus long term liabilities.

7. Paragraph 8.6 (Cash Flow Ratio) of the Agreement is amended and restated in its entirety to read as follows:

     8.6 Cash Flow Ratio. With respect to the Borrowers, to maintain on a consolidated basis a cash flow ratio of at least the amounts indicated for each period specified below:

                    Period                               Ratio
                    ------                               -----

                    September 30, 1996 through           1.25:1.0
                    December 30, 1996

                    December 31, 1996 and                2.00:1.0
                    thereafter

     "Cash flow ratio" means the ratio of cash flow to the sum of debt service (including the current portion of long term debt, the current portion of long term capitalized leases and interest expense) plus capital expenditures of One Million and No/100 Dollars ($1,000,000.00). "Cash flow" is defined as net income after taxes, plus interest expense, depreciation, amortization and other non-cash charges, minus dividends or S Corporation distributions, except for a special Two Million Six Hundred Thousand and No/100 Dollars ($2,600,000.00) S Corporation distribution paid during the fiscal year ended December 31, 1995 and up to Nineteen Million Five Hundred Thousand and No/100 Dollars ($19,500,000.00) in declared distributions during the fiscal year ended December 31, 1996, capitalized software costs (excluding capitalized software costs relating to acquisitions) and income taxes paid.

     This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt and the current portion of long term capitalized leases will be measured as of the last day of the preceding fiscal year.

8. Paragraph 8.9 (Capital Expenditures) of the Agreement is amended and restated in its entirety to read as follows:

     8.9 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) for more than Six Million and No/100 Dollars ($6,000,000.00) in any single fiscal year to acquire fixed or capital assets, exclusive of any acquisitions as defined in paragraph
     8.23 (e).

9. Paragraph 8.10 (b) (Dividends) of the Agreement is amended and restated in its entire to read as follows:

     8.10 Dividends. Not to declare or pay any dividends or distributions on any of the Borrowers' shares, except for:

     (a) a special distribution for the transfer of Cash Surrender Value of Life Insurance and the associated pro-rata distribution paid during the fiscal year ended December 31, 1995.

     (b) a distribution of up to $19,500,000.00 declared during the fiscal year ended December 31, 1996. For purposes of this Section 8.10, the words "declare" and "declared" mean the creation of a liability on the balance sheet of the Borrowers' for the payment of dividends or distributions.

     (c) a second S Corporation distribution of less than $4,500,000.00 which was declared in April 1996 and will be paid on May 15, 1997.

10. Paragraph 8.11 (Loans to Related Entities) of the Agreement is amended and restated in its entirety to read as follows:

     8.11 Loans to Related Entities. Not to make any loans, advances (other than in the ordinary course of business for expense) or other extensions of credit to Approved Related Entities in excess of $1,000,000.00. "Approved Related Entities" include the Borrowers executives, officers, directors, shareholders, any relatives of any of the foregoing, LabFusion, Inc., and Any Travel, Inc.

11. In Paragraph 8.12 (Change of Ownership) of the Agreement, the word "Borrowers" is substituted for the words "Borrower 1's".

12. Paragraph 8.23 (e) (Additional Negative Covenants) of the Agreement is amended and restated in its entirety to read as follows:

     (e) acquire a business through a stock acquisition which is not approved by the acquiree's board of directors or which is otherwise a "hostile" or "unfriendly" acquisition.

          Borrower to provide Bank with proforma financial statement reflecting any proposed friendly acquisitions to confirm covenant compliance after completion of proposed acquisition.

This Amendment will become effective as of November 29, 1996 (the "Effective Date"), provided that each of the following conditions precedent have been satisfied:

     The Bank has received from the Borrower a duly executed original of this Amendment

Except as provided in this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect.

This Amendment shall be effective between the parties as of the date hereof. The Agreement, as amended hereby, shall hereinafter constitute the Agreement between the parties.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first written above.

                                              Borrower 1
BANK OF AMERICA ARIZONA                       Sunquest Information Systems, Inc.


/c/ S.D. Fell                                 By:  /c/ Nina M. Dmetruk
-------------------------------------------         ---------------------------
By:  Steven D. Fell, Vice President           Name:
                                              Title:  Exec. V.P. & C.F.O.

                                              Borrower 2
                                              Sunquest Europa Limited


                                              By:   /c/ Nina M. Dmetruk
                                                   ---------------------------
                                              Name:
                                              Title:  Exec. V.P. & C.F.O.


                                              with a copy to:
                                              (if applicable)

                                              Stanley J. Lehman, Esq.
                                              Klett Lieber Rooney & Schorling
                                              40th Floor, One Oxford Centre
                                              Pittsburgh, PA  15219